Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-259205

Market Linked Securities – Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the ARK Innovation ETF
Term Sheet to Pricing Supplement No. WFC169 dated November 16, 2021

Final Terms
Issuer	Royal Bank of Canada
Term	Approximately 3 years
Fund	ARK Innovation ETF
Pricing Date	November 16, 2021
Original Issue Date	November 19, 2021
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	November 19, 2024
Initial Fund Price	$118.92, which was the fund closing price of the Fund on the pricing date
Final Fund Price	The fund closing price of the Fund on the valuation date
Contingent Fixed Return:	40% of the initial public offering price per security ($400 per security)
Threshold Price	$95.136, which is 80% of the Initial Fund Price
Valuation Date	November 12, 2024
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission
2.575%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), will receive a selling concession of 2.00% and WFA will receive a distribution expense fee of 0.075%.
In respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC, may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	78016F4K7
Investment description
•    Linked to the ARK Innovation ETF
o       The Fund is actively managed and is subject to additional risks. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser.
•          Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than or less than the initial public offering price of the securities, depending on the performance of the Fund from its initial fund price to its final fund price.
The payment at maturity will reflect the following terms:
o If the price of the Fund increases (regardless of the extent of that increase), or remains the same:
You will receive the initial public offering price plus a contingent fixed return of 40% of the initial public offering price
o If the price of the Fund decreases but does not decrease by more than 20%:
You will receive the initial public offering price
o If the price of the Fund decreases by more than 20%:
You will have full downside exposure to the decrease in the price of the Fund from the initial fund price, and you will lose more than 20%, and possibly all, of the principal amount of your securities
•           Investors may lose some or all of the initial public offering price
•          Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the final fund price significantly exceeds the initial fund price; you will not participate in any appreciation of the Fund beyond the contingent fixed return
•          All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment
•         No periodic interest payments or dividends
•         No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the pricing date was $940.29 per $1,000 in principal amount, which is less than the public offering price. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying pricing supplement for further information.
The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement and prospectus supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on the contingent fixed return of 40.00% or $400.00 per $1,000 security and a threshold price equal to 80% of the initial fund price.
This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual final fund price, and whether you hold your securities to maturity.

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
Contingent Fixed
Return of 40%
20% contingent
downside protection
Fund Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Security Return
Hypothetical Fund Return

Hypothetical returns
Hypothetical Final Fund Price		Hypothetical Percentage Change from the Initial Fund Price to the Hypothetical Final Fund Price	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre-Tax Total Rate of Return on the Securities
$0.00		-100.00%	$00.00	-100.00%
$10.00		-90.00%	$100.00	-90.00%
$30.00		-70.00%	$300.00	-70.00%
$40.00		-60.00%	$400.00	-60.00%
$50.00		-50.00%	$500.00	-50.00%
$60.00		-40.00%	$600.00	-40.00%
$70.00		-30.00%	$700.00	-30.00%
$79.00		-21.00%	$790.00	-21.00%
$80.00	(2)	-20.00%	$1,000.00	0.00%
$90.00		-10.00%	$1,000.00	0.00%
$95.00		-5.00%	$1,000.00	0.00%
$100.00	(3)	0.00%	$1,400.00	40.00%
$110.00		10.00%	$1,400.00	40.00%
$120.00		20.00%	$1,400.00	40.00%
$130.00		30.00%	$1,400.00	40.00%
$140.00		40.00%	$1,400.00	40.00%
$150.00		50.00%	$1,400.00	40.00%
$160.00		60.00%	$1,400.00	40.00%
$170.00		70.00%	$1,400.00	40.00%
$180.00		80.00%	$1,400.00	40.00%

(1)	Based on the contingent fixed return of 40.00%, or $400.00 per security.
(2)	This is the hypothetical Threshold Price.
(3)	This is the hypothetical Initial Fund Price.

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:

•	If the Final Fund Price is greater than or equal to the Initial Fund Price, the maturity payment amount per security will equal:
$1,000 + the contingent fixed return
•	If the Final Fund Price is less than the Initial Fund Price but greater than or equal to the Threshold Price, the maturity payment amount per security will equal $1,000.
•	If the Final Fund Price is less than the Threshold Price, the maturity payment amount per security will equal:
Historical Fund Prices*

*The graph above sets forth the historical daily closing prices of the Fund for the period from January 1, 2016 to November 16, 2021. The closing price on November 16, 2021 was $118.92. The historical performance of the Fund is not an indication of its future performance during the term of the securities.
Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Terms and Structure of the Securities
•	Your investment may result in a loss of up to 100% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited to the Contingent Fixed Return, and will not reflect the return of owning the Fund or the common stocks held by the Fund
•	Owning the securities is not the same as owning the shares of the Fund or the common stocks held by the Fund
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules
Risks Relating to the Secondary Market for the Securities
•	There may not be an active trading market for the securities
•	The amount to be paid at maturity is not linked to the price of the Fund at any time other than the valuation date

•	Many factors affect the market value of the securities
Risks Relating to the Fund
•	An investment in the securities is subject to risks associated with actively managed funds
•	An investment in the securities is subject to risks associated with disruptive innovation companies
•	An investment in the securities is subject to risks associated with mid-size, small and micro-capitalization stocks
•	The securities are subject to risks associated with foreign securities markets, and emerging markets in particular
•	The securities are subject to currency exchange rate risk
•	Recent executive orders may adversely affect the performance of the Fund
•	The performance of the Fund may not correlate with the net asset value per share of the Fund, especially during periods of market volatility
•	Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities
Risks Relating to the Initial Estimated Value of the Securities
•	Our initial estimated value of the securities is less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities were set
Risks Relating to Conflicts of Interest
•	Hedging transactions may affect the return on the securities
•	Potential conflicts of interest could arise
•	Anti-dilution adjustments relating to the shares of the Fund do not address every event that could affect such shares
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Fund Price and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent
Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor
Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.